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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 11-K

                 FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE,
                      SAVINGS AND SIMILAR PLANS PURSUANT TO
              SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

(Mark One)
[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

     For the fiscal year ended December 31, 1993

                                        OR
[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
     For the transition period from                    to
                                    -------------------  ----------------------
Commission file number 0-1088

  A. Full title of the plan and the address of the plan, if different from that of the issuer named below:


                              Kelly Retirement Plus


  B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:


                              Kelly Services, Inc.
                              999 West Big Beaver Road
                              Troy, Michigan  48084


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                    Required Information                             Page
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Financial Statements of the Plan
Kelly Retirement Plus is subject to the financial reporting requirements of the Employee Retirement Income Security Act
(ERISA).  Reference is made to ERISA Financial Statements &
Schedules filed by registrant under Form SE for the fiscal year ended December 31, 1993, filed with the Commission on April 8, 1994 which are incorporated herein by reference.

Consent of Independent Accountants.                                    4

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                                   SIGNATURES

The Plan.  Pursuant to the requirements of the Securities Exchange Act of
           1934, the Kelly Services Retirement Committee, which is the Plan administrator of Kelly Retirement Plus, has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.





                                        KELLY RETIREMENT PLUS

                                        By:  Kelly Services Retirement Committee


April 8, 1994                           /s/ R. F. Stoner
                                        ----------------------------------------
                                            R. F. Stoner
                                            Senior Vice President
                                              and Chief Financial Officer
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                       CONSENT OF INDEPENDENT ACCOUNTANTS

           We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-51239) of Kelly Services, Inc. of our report dated February 3, 1994, appearing in the Form SE for the year ended December 31, 1993.




/s/ Price Waterhouse
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Detroit, Michigan
April 8, 1994
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